Exhibit 21.1

List of Subsidiaries of VanceInfo Technologies Inc. *(the

“Registrant”)

Name of Company		Jurisdiction of Incorporation	Percentage of Attributable Equity Interests
Subsidiaries†
1.	Worksoft Japan Inc.	a Japan company	99.99%
2.	VanceInfo Creative Software Technology Ltd.**	a PRC company	100%
3.	VanceInfo Technologies Inc.	a Delaware, USA company	100%
4.	VanceInfo Creative Software Technology Ltd.	a British Virgin Islands company	100%
5.	Beijing Chosen Technology Co., Ltd.	a PRC company	100%
6.	Beijing Prosoft Software Technology Co., Ltd.	a PRC company	100%
7.	Beijing Innovation Technology Co., Ltd.	a PRC company	100%
8.	Shanghai Solutions Software Co., Ltd.	a PRC company	75%
9.	VanceInfo Technologies Limited	a Hong Kong company	100%
10.	VanceInfo Information Technology Limited	a PRC company	100%
Affiliated Entity Consolidated in the Registrant’s Financial Statement
11.	Shanghai Megainfo Tech Co., Ltd.	a PRC company

*	originally named Thinkplus Investments Limited.
**	originally named Worksoft Creative Software Technology Ltd.
†	excluding one subsidiary being liquidated.